SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: June 22, 1998
                                        -------------
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
                         ----------------------------
             (Exact name of Registrant as Specified in its Charter)

                                   New York
                                   --------
                           (State of Incorporation)

                                   0-18684
                                   -------
                           (Commission File Number)

                                  14-1626307
                                  ----------
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                ---------------------------------------------
                   (Address of Principal Executive Offices)

                               (914) 454-3703
                               --------------
                       (Registrant's Telephone Number)



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Item 1-Item 4     Not Applicable.

Item 5 : Other Events

On or about December 4, 1997, an outside shareholder and four of the Company's directors commenced an action in the Supreme Court of the State of New York, County of New York (Index No. 606166/97) against the other four directors, the Company's outside corporate and securities counsel and the Company itself in a lawsuit characterized as a derivative action. The complaint alleges that Mr. Vassell, Chairman of the Board, and the other defendant-directors engaged in improper activities, including ultra-vires acts, breach of fiduciary duty, fraud against the Company, constructive fraud, waste of corporate assets and concealment of information from the plaintiff-directors regarding the Company's earnings, lacked power to enter into an employment agreement on behalf of the Company with Mr. Robinett, and entered into self-serving contracts with financially unstable companies without performing due diligence. The complaint further alleges that the Company has failed to appoint a replacement to the office of president and that the directors have entered into a shareholder agreement which is violative of public policy. Plaintiffs seek the award of money damages in an amount which is "not less than" $11 million from the individual defendants, a declaratory judgment that the shareholder agreement is void, an order for an accounting, certain other injunctive relief and attorneys' fees and disbursements.

The Company has interposed an answer denying the allegations contained in the complaint. The individual defendants believe the allegations are completely without merit and intend to vigorously defend against each and every claim. The Company's Certificate of Incorporation and the Business Corporation Law of New York provide for indemnification of officers and directors with respect to damages and legal fees incurred in connection with lawsuits against them arising by reason of serving the Company. Due to the fact that certain members of the board have chosen to participate as plaintiffs in this lawsuit, the Company may not have coverage under its officers and directors liability insurance policy. The defendant-directors intend to seek indemnification, and have received advancements of legal fees incurred in connection with their defense, from the Company. Through March 31, 1998, the Company has expended approximately $120,000 in legal fees in defense of this matter on its own behalf as well as on behalf of the defendant officers and directors. An additional $68,000 in legal fees has been incurred through July 1, 1998. On or about March 25, 1998, the plaintiffs filed a motion for the appointment of a temporary receiver. On June 5, 1998, the Court ordered the appointment of a temporary receiver, but prior to the order taking effect, the parties agreed to a stipulation pursuant to which Franklyn H. Snitow, Esq., was appointed acting President and Chief Executive Officer and acting ninth Board member during the pendency of the defendants' appeal to the Appellate Division of the decision to appoint a receiver. Based on the stipulation, the defendant's request to the Appellate Division for a stay pending the appeal of the order appointing the receiver was granted. The Company is unable to reasonably estimate the potential impact on the Company's financial condition and results of operations from this lawsuit.



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Item 6            Not Applicable.

Item 7            Financial Statements and Exhibits.

                           (a),(b)

                           (c) Exhibits
                           (i)  Press release dated July 8, 1998

Item 8.           Not applicable.

Item 9.           Not applicable.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 8, 1998          COMMAND SECURITY CORPORATION


                                  By: FRANKLYN H. SNITOW
                                      --------------------
                                      Franklyn H. Snitow
                                      Acting President/CEO

FOR IMMEDIATE RELEASE

                     CONTACT: William C. Vassell   Donald Radcliffe
                              Chairman             Radcliffe & Associates, Inc.
                              Tel: (914) 454-3703  Tel: (212) 605-0174


                    COMMAND SECURITY CORPORATION ANNOUNCES

                    ELECTION OF PRESIDENT/CEO AND DIRECTOR

Lagrangeville, New York *** July 7, 1998 *** Command Security Corporation (NASDAQ:CMMD). The Company announced the Board's unanimous election of Franklyn H. Snitow as acting President/CEO and acting director of the Company. The Board believes that "Mr. Snitow's election will allow management to maintain its focus on providing clients with the highest quality security guard services."

Mr. Snitow has been practicing law for over 27 years and is a partner in the law firm of Snitow & Cunningham, LLP in New York, New York. His election is the result of an agreement reached by the Board in connection with litigation including the Company and four of its directors as defendants and a shareholder and four other directors as plaintiffs. As more fully disclosed in Forms 8K filed by the Company in December of last year and July of this year, the plaintiffs in the litigation allege, among other things, that the Board has been deadlocked due to a four/four division of the Board on various issues. Mr. Snitow's election will alleviate any such deadlock pending the outcome of an appeal by the Company and the defendant directors to the Appellate Division of the Supreme Court of the State of New York concerning a decision by a lower court to grant the plaintiff's request that a temporary receiver be appointed by the Court to operate the Company. The appeal will be heard on an expedited basis but it is not possible to estimate how long it will take. A period of at least 90-150 days is expected. Mr. Snitow's terms as acting President/CEO and acting Director will automatically terminate upon the outcome of the appeal.

Command Security Corporation provides security services to Company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida and Pennsylvania and provides services to independent security companies nationwide.